Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88958) and Form S-8 (Nos. 333-75908, 33-75906, 333-84974, and 33-86532) of LodgeNet Entertainment Corporation of our reports dated February 3, 2004 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis Minnesota
March 9, 2004